EXHIBIT 99.1

Pacific Green Enters Into Transaction to Sell Its 249MW / 373.5MWh Sheaf Energy Park Battery Development for an Enterprise Value of £210 Million (US$258 Million)

Dover, DE, Nov. 07, 2023 (GLOBE NEWSWIRE) -- Pacific Green Technologies, Inc. ("Pacific Green", OTCQB: PGTK) announces that it has entered into a transaction to sell 100% of the shares in Pacific Green Battery Energy Parks 2 Limited (“PGBEP2”) to Sosteneo Fund 1 HoldCo S.à.r.l. (“Sosteneo HoldCo”) for £210 million (US$258 million) (the “Transaction”).

PGBEP2 is the holding company for 100% subsidiary, Sheaf Energy Limited, Pacific Green’s 249 MW / 373.5 MWh battery energy storage system in Kent, England (“Sheaf Energy Park”), which will begin commercial operations in July 2025.

Sosteneo HoldCo is an investment vehicle for the Sosteneo Energy Transition Fund, managed by Sosteneo SGR S.p.A. (“Sosteneo”), a specialist manager of greenfield infrastructure projects related to the energy transition and part of the Generali ecosystem of asset management firms.

Under the terms of the Transaction, Pacific Green and Sosteneo have granted each other respective options to buy or sell the shares in PGBEP2.

As part of the Transaction, Sosteneo will provide a capital expenditure loan, which together with the senior debt facility, will fully fund the development and construction of Sheaf Energy Park.

About Pacific Green Technologies, Inc.:

Pacific Green is focused on addressing the world’s need for cleaner and more sustainable energy. Pacific Green offers Battery Energy Storage Systems and Concentrated Solar Power to complement its environmental technologies division. Pacific Green has offices in the USA, Canada, United Kingdom, Australia, Saudi Arabia and China.

For more information, visit Pacific Green’s website:
www.pacificgreen.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the continued development of Sheaf Energy Park, the continuation of the Transaction, any potential business developments and future interest in Pacific Green’s battery, solar and environmental technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the continuation of the development of Sheaf Energy Park, the continuation of the Transaction and general economic and political conditions. These forward-looking statements are made as of the date of this news release, and Pacific Green assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Pacific Green believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in Pacific Green’s annual report on Form 10-K for the most recent fiscal year, Pacific Green’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Scott Poulter, Chairman & CEO
Pacific Green Technologies
T: +1 (302) 601-4659